Exhibit 20.1

KPMG LLP PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada Telephone (604) 691-3000 Fax (604) 691-3031

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Mogo Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Mogo Inc. and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.

Mogo Inc.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Assessment of the Allowance for Loan Losses

As discussed in Note 4 to the consolidated financial statements, the Company’s allowance for loan losses (ALL) as of December 31, 2023 was $12,555 thousand. As discussed in Notes 3c and 3p(i) to the consolidated financial statements, the Company applies a three-stage approach to measure the ALL, using an expected credit loss (ECL) approach. The ALL calculation reflects a probability-weighted approach that considers multiple scenarios based on the Company’s expectations of future loan performance, and general forward-looking macroeconomic conditions. The Company measures the ALL using the historical loss rates, post-charge off recoveries, current conditions and forward-looking indicators to determine loss given default, the expected probability of a default event occurring based on the historical loss rates and ECL resulting from such default events.

We identified the assessment of the ALL as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment due to measurement uncertainty. Specifically, the assessment encompassed the evaluation of the ALL methodology, including the selection of the forward-looking indicators and the periods used to determine the expected probability of a default event, which impact certain inputs and assumptions. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls related to the Company’s ALL process. This included internal controls related to the determination of the methodology and assumptions used in the ECL model, including the time periods used to determine the expected probability of a default event, and the forward-looking information used. We involved credit risk professionals with specialized skills, industry knowledge and relevant experience, who assisted in evaluating the (1) key modelled inputs for the expected probability of a default, being historical loss rates, post-charge off recoveries and the ALL methodology, and (2) economic variables and probability weighting of scenarios used in the calculation of forward-looking information by assessing the variables and scenarios against external economic data. We also assessed the sufficiency of the audit evidence obtained related to the ALL by evaluating the cumulative results of the audit procedures, qualitative aspects of the Company’s accounting practices, and potential bias in the accounting estimates.

Mogo Inc.

Assessment of the Measurement of the Fair Value of Privately Held Investments

As discussed in Note 23(c)(i) to the consolidated financial statements, the Company’s investment portfolio includes certain privately held investments amounting to $11,436 thousand as of December 31, 2023, which are measured at fair value. As discussed in Note 3c and 3(p)(ii) to the consolidated financial statements, the Company determines fair value of such investments using models that use significant unobservable inputs. Estimating fair value requires use of significant judgments. Some of the significant unobservable inputs used in the valuation of such investments are revenue multiples, third-party transactions, equity volatility, time to exit events and discount for lack of marketability.

We identified the assessment of the measurement of the fair value of privately held investments as a critical audit matter. Subjective auditor judgment was required because there was a high degree of measurement uncertainty in the significant unobservable inputs. Significant auditor attention and complex auditor judgment was required to evaluate the results of audit procedures on significant unobservable inputs used in the valuation of privately held investments. Further, specialized skills and knowledge, including experience in the industry, were required to apply audit procedures and evaluate the results of those procedures.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls over the Company’s process for determining the fair value of privately held investments. This included controls related to the determination of the significant unobservable inputs and assumptions used in the models. For a selection of such investments, we compared the input data used in the valuation model to external information. For a selection of such investments, we involved valuation professionals with specialized skills and knowledge to assist in the testing of the fair value by assessing the appropriateness of the valuation model, including assessing the reasonability of revenue multiples, third-party transactions, equity volatility, time to exit, and discount for lack of marketability. We also assessed the sufficiency of the audit evidence obtained related to the fair value of privately held investments by evaluating the cumulative results of the audit procedures, qualitative aspects of the Company’s accounting practices, and potential bias in the accounting estimates.

Valuation of Goodwill

As discussed in Note 22 to the consolidated financial statements, the goodwill balance as of December 31, 2023 was $38,355 thousand, of which $24,315 thousand related to the Carta cash generating unit (CGU) and $14,040 thousand related to the Mogo related entities CGU. As discussed in Note 3p(iii) to the consolidated financial statements, the Company performs goodwill impairment testing on an annual basis by comparing the carrying value of net assets within the CGU to the recoverable amount of that CGU. The recoverable amount of the CGUs was determined based on a value in use assessment using unobservable inputs in a discounted cash flow analysis.

We identified the evaluation of the recoverability of the carrying value of goodwill for the Carta CGU and the Mogo related entities CGU as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the evaluation of the recoverable amount of the CGUs due to significant measurement uncertainty relating to specific assumptions used in the valuation. Specifically, these assumptions included the forecasted revenue growth rates, the terminal value growth rates, and the pre-tax discount rates. Changes to the assumptions could have had a significant effect on the Company’s assessment of the recoverable amount of each CGU.

Mogo Inc.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls over the Company’s goodwill impairment process. This included controls related to the determination of the forecasted revenue growth rates, terminal growth rates, and discount rates. We evaluated the appropriateness of the Company’s forecasted revenue growth rates for both CGUs, by comparing these to historical performance. We compared the Company’s historical revenue forecasts to actual results to assess the Company’s ability to accurately forecast. We involved valuation professionals with specialized skills and knowledge, who assisted in, testing the accuracy of the terminal value growth rates by comparing them to publicly available inflation expectations adjusted for Company-specific factors and evaluating the discount rates by comparing them against a range of discount rates that was independently developed using publicly available market data for comparable entities.

Assessment of the Going Concern

As discussed in Note 2(a) to the consolidated financial statements, the Company prepares its consolidated financial statements on a going concern basis. The Company believes it has sufficient financial resources available to continue as a going concern for a period of twelve months from the date these consolidated financial statements were authorized for issuance. In arriving at this judgment, management has considered cash flow projections of the Company, which incorporates a rolling forecast and detailed cashflow modeling through the next twelve months from the date of approval of these consolidated financial statements. As discussed in Note 3(p) to the consolidated financial statements, based on cash flow forecasts, the Company believes that it will have sufficient liquidity to operate and discharge its liabilities as they become due. Development of the forecast required management to make subjective estimates and assumptions related to forecasted revenue and loan growth rates, and access to undrawn funds under existing credit facilities for financing new loans.

We identified the assessment of the Company’s ability to continue as a going concern as a critical audit matter. There is uncertainty associated with the future outcome of events and circumstances underlying significant assumptions. In addition, a high degree of subjective auditor judgment was required to assess management’s forecast, specifically the assumptions for forecasted revenue and loan growth rates, and access to undrawn funds under existing credit facilities for financing new loans.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of the internal control relating to management’s going concern assessment in relation to forecast of cash flows. We evaluated the projected cash flows, specifically the forecasted revenue and loan growth rates, by comparing the Company’s historical revenue forecasts and growth rates to actual results to assess the Company’s ability to accurately forecast. We also obtained and assessed new or renewed contracts impacting revenue forecasts. We also evaluated the Company’s ability to access undrawn funds under the existing credit facilities for financing new loans, by comparing to available undrawn funds under existing credit facilities and assessing compliance with debt covenants. We assessed the sensitivity of reasonably possible changes to the key assumptions and judgments used to determine management’s forecasts of cash flows for the Company.

/s/ KPMG LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2019.

Vancouver, Canada

March 20, 2024

Mogo Inc.

Consolidated Statements of Financial Position

(Expressed in thousands of Canadian Dollars)

	Note	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalent		16,133	29,268
Restricted cash		1,737	1,578
Loans receivable, net	4	61,717	56,841
Prepaid expenses, and other receivables and assets	5	13,067	12,391
Investment portfolio	6,23	37,768	12,520
Investment accounted for using the equity method	18	—	24,989
Property and equipment	7	526	1,101
Right-of-use assets	9	670	2,622
Investment in sublease, net	9	1,228	—
Intangible assets	8	36,562	41,829
Goodwill	22	38,355	38,355
Total assets		207,763	221,494

Liabilities
Accounts payable, accruals and other	10	24,082	20,982
Lease liabilities	9	2,709	3,280
Credit facility	11	49,405	46,180
Debentures	12	36,783	38,266
Derivative financial liabilities	13	34	419
Deferred tax liability	19	1,026	1,481
Total liabilities		114,039	110,608

Equity
Share capital	25a	389,806	391,243
Contributed surplus		35,503	33,025
Foreign currency translation reserve		243	559
Deficit		(331,828)	(313,941)
Total equity		93,724	110,886
Total equity and liabilities		207,763	221,494

Approved on Behalf of the Board

Signed by “Greg Feller” , Director

Signed by “Christopher Payne” , Director

The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Expressed in thousands of Canadian Dollars, except per share amounts)

		Year ended
	Note	December 31, 2023	December 31, 2022	December 31, 2021
Revenue
Subscription and services		38,785	41,741	34,408
Interest revenue		26,436	27,208	23,111
	14a	65,221	68,949	57,519
Cost of revenue
Provision for loan losses, net of recoveries	4	13,208	14,730	7,540
Transaction costs		5,354	7,979	3,940
		18,562	22,709	11,480
Gross profit		46,659	46,240	46,039
Operating expenses
Technology and development		10,591	12,973	10,667
Marketing		3,340	11,208	15,629
Customer service and operations		10,602	14,089	13,214
General and administration		14,457	20,197	17,642
Stock-based compensation	25c, 25e	2,478	8,712	11,683
Depreciation and amortization	7,8,9	9,067	12,636	12,736
Total operating expenses	15	50,535	79,815	81,571
Loss from operations		(3,876)	(33,575)	(35,532)
Other expenses (income)
Credit facility interest expense	11	6,064	4,640	4,109
Debenture and other financing expense	12,26	3,519	3,225	3,841
Accretion related to debentures	12	958	1,249	1,252
Share of loss in investment accounted for using the equity method	18	8,267	78,832	278
Revaluation (gain) loss	16	(9,628)	2,375	(15,671)
Impairment of goodwill	22	—	31,758	—
Other non-operating expense	17	5,231	10,360	4,100
		14,411	132,439	(2,091)
Net loss before tax		(18,287)	(166,014)	(33,441)
Income tax recovery		(400)	(336)	(232)
Net loss		(17,887)	(165,678)	(33,209)
Other comprehensive income:
Items that will not be reclassified subsequently to profit or loss:
Unrealized revaluation (loss) gain on digital assets		—	(468)	468
Items that are or may be reclassified subsequently to profit or loss:
Foreign currency transaction reserve (loss) gain		(316)	101	458
Other comprehensive loss		(316)	(367)	926
Total comprehensive loss		(18,203)	(166,045)	(32,283)
Net loss per share	20
Basic loss per share		(0.72)	(2.17)	(0.53)
Diluted loss per share		(0.72)	(2.17)	(0.53)
Weighted average number of basic common shares (in 000s)		24,853	25,442	21,002
Weighted average number of fully diluted common shares (in 000s)		24,853	25,442	21,002

The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.

Consolidated Statements of Changes in Equity (Deficit)

(Expressed in thousands of Canadian Dollars, except share amounts)

	Number of shares, net of treasury shares (000s)	Share capital	Contributed surplus	Revaluation reserve	Foreign currency translation reserve	Deficit	Total
Balance, December 31, 2022	24,892	391,243	33,025	—	559	(313,941)	110,886
Net loss	—	—	—	—	—	(17,887)	(17,887)
Purchase of common shares for cancellation (Note 25a)	(474)	(1,193)	—	—	—	—	(1,193)
Cancellation of replacement awards	(3)	—	—	—	—	—	—
Foreign currency translation reserve	—	—	—	—	(316)	—	(316)
Stock-based compensation (Note 25c)	—	—	2,457	—	—	—	2,457
Warrants issued (Note 25e)	—	—	21	—	—	—	21
Treasury shares reserve (Note 25b)	(90)	(244)	—	—	—	—	(244)
Balance, December 31, 2023	24,325	389,806	35,503	—	243	(331,828)	93,724

	Number of shares, net of treasury shares (000s)	Share capital	Contributed surplus	Revaluation reserve	Foreign currency translation reserve	Deficit	Total
Balance, December 31, 2021	25,464	392,628	24,486	468	458	(148,263)	269,777
Net loss	—	—	—	—	—	(165,678)	(165,678)
Purchase of common shares for cancellation	(600)	(1,627)	—	—	—	—	(1,627)
Cancellation of replacement awards	(1)	—	—	—	—	—	—
Foreign currency translation reserve	—	—	—	—	101	—	101
Revaluation reserve	—	—	—	(468)	—	—	(468)
Stock-based compensation (Note 25c)	—	—	8,712	—	—	—	8,712
Options and RSUs exercised or converted	29	242	(173)	—	—	—	69
Balance, December 31, 2022	24,892	391,243	33,025	—	559	(313,941)	110,886

The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.

Consolidated Statements of Changes in Equity (Deficit)

(Expressed in thousands of Canadian Dollars, except share amounts)

	Number of shares, net of treasury shares (000s)	Share capital	Contributed surplus	Revaluation reserve	Foreign currency translation reserve	Deficit	Total
Balance, December 31, 2020	10,910	106,730	13,560	—	—	(115,054)	5,236
Net loss	—	—	—	—	—	(33,209)	(33,209)
Treasury shares reserve (Note 25b)	(107)	(2,364)	—				(2,364)
Foreign currency translation reserve	—	—	—	—	458	—	458
Revaluation reserve	—	—	—	468	—	—	468
Stock-based compensation (Note 25c)	—	—	11,683	—	—	—	11,683
Options and RSUs exercised or converted	280	2,674	(1,140)	—	—	—	1,534
Shares issued – ATM arrangement, net	508	16,804	—	—	—	—	16,804
Shares issued – Registered direct offerings	3,820	71,475	777	—	—	—	72,252
Shares issued on acquisition of Carta	3,333	54,800	—	—	—	—	54,800
Shares issued on acquisition of Moka	1,545	47,207	—	—	—	—	47,207
Shares issued – Replacement awards	122	—	—	—	—	—	—
Shares issued on acquisition of Fortification	25	396	—	—	—	—	396
Shares issued on investment accounted for using the equity method	2,756	77,780	—	—	—	—	77,780
Shares issued – Convertible debentures	1,060	8,783	—	—	—	—	8,783
Equity settled share-based payment	6	164	—	—	—	—	164
Warrants issued for broker services	—	—	1,410	—	—	—	1,410
Warrants exercised	1,206	8,179	(1,804)	—	—	—	6,375
Balance, December 31, 2021	25,464	392,628	24,486	468	458	(148,263)	269,777

The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.

Consolidated Statements of Cash Flows

(Expressed in thousands of Canadian Dollars)

		Year ended
Cash provided by (used in) the following activities:	Note	December 31, 2023	December 31, 2022	December 31, 2021
Operating activities
Net loss		(17,887)	(165,678)	(33,209)
Items not affecting cash and other items:
Depreciation and amortization	7,8,9	9,067	12,636	12,736
Provision for loan losses	4	13,778	15,383	8,476
Credit facility interest expense	11	6,064	4,640	4,109
Debenture and other financing expense	12,26	3,518	3,225	3,841
Accretion related to debentures	12	958	1,249	1,252
Share of loss in investment accounted for using the equity method	18	8,267	78,832	278
Stock-based compensation expense	25c	2,478	8,712	11,683
Revaluation (gain) loss	16	(9,628)	2,375	(15,671)
Impairment of goodwill	22	—	31,758	—
Other non-operating expense	17	3,408	7,509	1,954
Income tax recovery	19	(400)	(336)	(285)
		19,623	305	(4,836)
Changes in:
Net issuance of loans receivable		(18,655)	(16,392)	(17,081)
Prepaid expenses, and other receivables and assets	5	(2,167)	(2,003)	(2,537)
Accounts payable, accruals and other	10	1,901	(805)	2,784
Restricted cash		(159)	(132)	(1,446)
Net investment in sub-lease		13	—	—
		556	(19,027)	(23,116)
Interest paid		(9,668)	(7,906)	(7,974)
Income taxes paid		(55)	(76)	—
Net cash used in operating activities		(9,167)	(27,009)	(31,090)

Investing activities
Investment in intangible assets	8	(3,206)	(7,482)	(7,503)
Cash invested in investment portfolio	6,23	—	(1,837)	(3,698)
Proceeds from sale of (investment in) digital assets		—	625	(1,250)
Proceeds from sale of investments		334	—	4,878
Purchases of property and equipment	7	(214)	(455)	(464)
Cash invested in investment using the equity method		—	—	(32,396)
Cash acquired upon acquisition of subsidiary		—	—	839
Net cash used in investing activities		(3,086)	(9,149)	(39,594)

Financing activities
Lease liabilities – principal payments	9	(571)	(668)	(660)
Repayments on debentures	12	(2,393)	(2,050)	(2,053)
Advances on credit facility	11	5,344	2,548	7,507
Repayments on credit facility	11	(2,119)	(1,351)	(168)
Proceeds from issuance of common shares, net		—	—	113,329
Repurchase of common shares	25a	(1,122)	(1,627)	—
Proceeds from exercise of warrants		—	—	6,375
Proceeds from exercise of options		—	69	1,534
Net cash provided by (used in) financing activities		(861)	(3,079)	125,864

Effect of exchange rate fluctuations on cash and cash equivalents		(21)	743	463
Net (decrease) increase in cash and cash equivalent		(13,135)	(38,494)	55,643
Cash and cash equivalent, beginning of period		29,268	67,762	12,119
Cash and cash equivalent, end of period		16,133	29,268	67,762

The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

1.
Nature of operations

Mogo Inc. (“Mogo” or the "Company") was continued under the Business Corporations Act (British Columbia) on June 21, 2019 following the combination with Mogo Finance Technology Inc. The address of the Company's registered office is Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada, V6C 2X8. The Company’s common shares (the “Common Shares”) are listed on the Toronto Stock Exchange (“TSX”) and the Nasdaq Capital Market under the symbol “MOGO”.

Mogo, one of Canada’s leading digital finance companies, is empowering its members with simple digital solutions to help them build wealth and achieve financial freedom. Mogo’s stock trading app, MogoTrade, offers Canadians the simplest and lowest cost way to invest while making a positive impact with every investment. Together with Moka, Mogo’s wholly-owned subsidiary bringing automated, fully-managed flat-fee investing to Canadians, they form the heart of Mogo’s digital wealth platform. Mogo also offers digital loans and mortgages. Through Mogo’s wholly-owned subsidiary, Carta Worldwide, the Company also offer a digital payments platform that powers next-generation card programs for both established global corporations and innovative fintech companies in Europe and Canada. To learn more, please visit mogo.ca.

On August 14, 2023, the Company completed a share consolidation of its share capital on the basis of one post-consolidation common share of Mogo for each three pre-consolidation common shares of Mogo (the "Share Consolidation"). Outstanding stock options and outstanding warrants were similarly adjusted by the Share Consolidation ratio. The Share Consolidation resulted in 74,610,924 pre-consolidation common shares issued and outstanding on August 11, 2023, being consolidated into 24,870,308 post-consolidation common shares on August 14, 2023. In accordance with the Share Consolidation, all common shares and per-share amounts disclosed herein reflect the post-Share Consolidation shares unless otherwise specified.

2.
Basis of presentation

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The policies applied in these consolidated financial statements were based on International Financial Reporting Standards as issued by the International Accounting Standards Board issued and applicable at December 31, 2023.

The Company presents its consolidated statements of financial position on a non-classified basis in order of liquidity.

These consolidated financial statements were authorized by the Board of Directors (the “Board”) to be issued on March 20, 2024.

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the payment of liabilities in the ordinary course of business. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due in the normal course.

Management routinely plans future activities which includes forecasting future cash flows. Management has reviewed their plan and has collectively formed a judgment that the Company has adequate resources to continue as a going concern for the foreseeable future, which management has defined as being at least 12 months from the date of approval of these consolidated financial statements. In arriving at this judgment, management has considered the following: (i) cash flow projections of the Company, which incorporates a rolling forecast and detailed cash flow modeling through the next 12 months from the date of approval of these consolidated financial statements, and (ii) the base of investors and debt lenders historically available to the Company.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

2.
Basis of presentation (Continued from previous page)

The expected cash flows have been modeled based on anticipated revenue and profit streams with debt programmed into the model. Refer to Note 24 for details on amounts that may come due in the next 12 months. For these reasons, the Company continues to adopt a going concern basis in preparing the consolidated financial statements.

Basis of consolidation

The Company has consolidated the assets, liabilities, revenues and expenses of all its subsidiaries and its structured entity. The consolidated financial statements include the accounts of the Company, and its direct and indirect wholly-owned subsidiaries, Mogo Finance Technology Inc., Mogo Financial (Alberta) Inc., Mogo Financial (B.C.) Inc., Mogo Financial Inc., Mogo Financial (Ontario) Inc., Mogo Mortgage Technology Inc., Mogo Technology Inc. (a US subsidiary), Mogo Blockchain Technology Inc., Mogo Wallet Inc. (formerly Mogo Wealth Technology Inc.), Thurlow Management Inc., Carta Solutions Holding Corp., Carta Solutions Processing Services (Cyprus) Ltd., Carta Financial Services Ltd. (a UK subsidiary), Carta Solutions Processing Services Corp., Carta Solutions Processing Services Corp. (a Morocco subsidiary), Carta Solutions Singapore PTE. Ltd. (a Singapore subsidiary), Carta Worldwide Inc., Carta Americas Inc. (a US subsidiary), Moka Financial Technologies Inc., Moka Financial Technologies Europe (a France subsidiary), Mogo Asset Management Inc. (formerly Tactex Asset Management Inc.), Tactex Advisors Inc. (a US subsidiary), NumberJacks Services Inc., and MogoTrade Inc. (formerly known as Fortification). The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies.

Subsidiaries are entities controlled by the Company. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

An entity is consolidated if the Company concludes that it controls the entity. The following circumstances may indicate a relationship in which, in substance, Mogo controls and therefore consolidates the entity:

•
The Company has power over the entity whereby the Company has the ability to direct the relevant activities (i.e., the activities that affect the entity’s returns);
•
The Company is exposed, or has rights, to variable returns from its involvement with the entity; and
•
The Company has the ability to use its power over the entity to affect the amount of the entity’s returns.

All inter‑company balances, income and expenses and unrealized gains and losses resulting from inter‑company transactions are eliminated in full.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

3.
Material accounting policies

The Company has consistently applied the following accounting policies to all periods presented in these consolidated financial statements, unless mentioned otherwise. The Company adopted Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2) from January 1, 2023. The amendments require the disclosure of ‘material’, rather than ‘significant’, accounting policies. Although the amendments did not result in any changes to the accounting policies themselves, they impacted the accounting policy information disclosed in this note in certain instances. The material accounting policies used in the preparation of these consolidated financial statements are set out below.

a)
Revenue recognition

Revenue is comprised of subscription and services revenue and interest revenue.

Subscription and services revenue

Subscription and services revenue is comprised of service revenue, trading revenue, transaction processing revenue, management fee revenue, commission revenue and brokerage revenue. Subscription and services revenue is measured based on the consideration specified in a contract with customers. The Company recognizes revenue when control of the services is transferred to the customer.

Service revenue

The Company earns service revenue through its subscription-based offerings including its long-term savings and investing products, loan protection services, and premium account services. The Company’s service revenues are derived from contracts with individual users. The Company recognizes service revenue from the performance obligations on a straight-line basis, over the length of the contract, on a recurring basis.

Transaction processing revenue

The Company’s transaction processing revenue is derived from long-term processing contracts with financial and non-financial institutions. Transaction processing revenue is generated primarily from fees charged to set up a customer on the Company’s processing platform and processing charges, including maintenance fees on cards on the Company’s processing platform, determined by the number of transactions processed and/or cards boarded by the Company for its customers.

Transaction processing revenue typically includes a performance obligation to provide processing services to its customers. The Company has determined that transaction processing services represent a stand-ready series of distinct daily services that are substantially the same, with the same pattern of service performed for the customer. As a result, the Company has determined that transaction processing revenue arrangements represent an individual performance obligation.

The Company recognizes set-up fees with a portion recognized upon customer acceptance and the remaining portion over the contract period, on a straight-line basis, commencing when services to set up a customer have been completed. The Company recognizes transaction processing charges, including maintenance fees, on a monthly basis based on the greater of the monthly minimum contracted revenue or the total actual transaction fees due based on the number of transactions processed.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

3.
Material accounting policies (Continued from previous page)
a)
Revenue recognition (Continued from previous page)

Management fee revenue

Revenue from management services consists of management fees earned through investment advisory services and from investment fund management. The Company recognizes management fee revenue as the management services are delivered.

Commission revenue

Commission revenue is comprised of MogoMortgage brokerage commissions and Exempt Market Dealer commission revenue. The Company earns a commission based on the rate set out within the agreement and is recognized upon completion of the services outlined in the agreement.

Brokerage revenue

Brokerage revenue arising from negotiating or participating in the negotiation of a transaction on behalf of a third party, such as an agreement to acquire shares or other securities or to buy or sell businesses, is recognized at the closing of the underlying transaction. Fee revenue or components thereof that are related to execution are recognized when the related criteria are met.

Interest revenue

Interest revenue represents interest on the Company's loan products. Interest is recognized on an effective interest basis during the period, and fees are recognized when assessed to the customer.

b)
Cost of revenue

Cost of revenue consists of provision for loan losses and transaction costs. Transaction costs include commissions and fees paid to third parties, and expenses that relate directly to the acquisition and processing of new customers (excluding marketing) and include expenses such as data aggregation costs, payment facilitation costs, credit scoring fees, loan system transaction fees, and certain fees related to the MogoProtect program.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

3.
Material accounting policies (Continued from previous page)
c)
Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred, and the Company has transferred substantially all risks and rewards of ownership. Financial liabilities are derecognized when the obligation specified in the contract is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated statements of operations and comprehensive income (loss).

Classification and measurement of financial assets and financial liabilities

At initial recognition, the Company measures a financial asset at its fair value. For financial assets not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset, are added to its initial carrying value. Transaction costs of financial assets carried at fair value through profit or loss are expensed in profit or loss. Financial liabilities are recognized initially at fair value and are classified as amortized cost or as fair value through profit or loss (“FVTPL”). A financial liability is classified as at FVTPL if it is classified as held-for trading, it is a derivative or it is designated as such on initial recognition.

The Company classifies its financial assets between those to be measured subsequently at fair value (either through other comprehensive income, or through profit or loss), and those to be measured at amortized cost. Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as FVTPL:

•
it is held within a business model whose objective is to hold assets to collect contractual cash flows; and
•
its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at fair value through other comprehensive income (“FVOCI”) if it meets both of the following conditions and is not designated as at FVTPL:

•
it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and
•
its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL.

Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense is recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

3.
Material accounting policies (Continued from previous page)
c)
Financial instruments (Continued from previous page)

The Company’s financial instruments measured at amortized cost include cash and cash equivalent, restricted cash, loans receivable, other receivables, accounts payable and accruals, client liabilities, lease liabilities, credit facility, and debentures.

The Company’s financial instruments measured at FVTPL include the investment portfolio, derivative financial assets and derivative financial liabilities.

Realized gains or losses on the disposal of investments are determined based on the weighted average cost. Unrealized gains or losses on investments and derivative instruments are determined based on the change in fair value at each reporting period.

Impairment of financial assets

Expected credit loss model

The expected credit loss (“ECL”) model is a three-stage impairment approach used to measure the allowance for loan losses on loans receivable at each reporting period date. Loans are classified under one of three stages based on changes in credit quality since initial recognition. Stage 1 loans consist of performing loans that have not had a significant increase in credit risk since initial recognition. Loans that have experienced a significant increase in credit risk since initial recognition are classified as Stage 2, and loans considered to be credit-impaired are classified as Stage 3. The Company routinely refinances its existing customers, and accordingly, does not consider a refinancing to be an indicator of increased credit risk. The allowance for loan losses on both Stage 2 and Stage 3 loans is measured at lifetime ECLs. The allowance for loan losses on Stage 1 loans is measured at an amount equal to 12-month ECLs, representing the portion of lifetime ECLs expected to result from default events possible within 12 months of the reporting date. The Company’s measurement of ECLs is impacted by forward looking indicators (“FLIs”) including the consideration of forward macroeconomic conditions. Management has applied a probability weighted approach to the measurement of ECL as at December 31, 2023, involving multiple scenarios and FLIs. Refer to Note 4 for more details.

Assessment of significant increase in credit risk

Significant increases in credit risk are assessed based on changes in probability of default of loans receivable subsequent to initial recognition. The Company uses past due information to determine whether credit risk has increased significantly since initial recognition. Loans receivable are considered to have experienced a significant increase in credit risk and are reclassified to Stage 2 if a contractual payment is more than 30 days past due as at the reporting date.

The Company defines default as the earlier of when a contractual loan payment is more than 90 days past due or when a loan becomes insolvent as a result of customer bankruptcy. Loans that have experienced a default event are considered to be credit-impaired and are reclassified as Stage 3 loans.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

3.
Material accounting policies (Continued from previous page)
c)
Financial instruments (Continued from previous page)

Measurement of expected credit losses

ECLs are measured as the calculated expected value of cash shortfalls over the remaining life of a loan receivable, using a probability-weighted approach that reflects reasonable and supportable information about historical loss rates, post-charge off recoveries, current conditions and forward-looking indicators such as unemployment rates, inflation rates, bank prime rates and GDP growth rates. The measurement of ECLs primarily involves using this information to determine both the expected probability of a default event occurring and expected losses resulting from such default events. Loans are grouped according to product type, customer tenure and aging for the purpose of assessing ECLs. Historical loss rates and probability weights are re-assessed quarterly and subject to management review.

d)
Intangible assets

Intangible assets, with the exception of digital assets, are measured at cost less accumulated amortization and impairment losses. Intangible assets include internally generated and acquired software, acquired technology assets, regulatory licenses, and customer relationships with finite useful lives. Acquired brand and trade names are considered to have indefinite useful lives. Internally generated software costs primarily consist of salaries and payroll-related costs for employees directly involved in the development efforts and fees paid to outside consultants.

Amortization is recorded at rates intended to amortize the cost of the intangible assets over their estimated useful lives as follows:

Rate
Software - Internally generated	5 years straight line
Software licenses	5 years straight line
Technology assets - Acquired	10 years straight line
Customer relationships	7 to 10 years straight line
Regulatory licenses	5 years straight line
Brand and trade name	Indefinite

Development costs, including those related to the development of software, are recognized as an intangible asset when the Company can demonstrate:

•
the technical feasibility of completing the intangible asset so that it will be available for use or sale;
•
its intention to complete and its ability to use or sell the asset;
•
how the asset will generate future economic benefits;
•
the availability of resources to complete the asset; and
•
the ability to measure reliably the expenditure during development.

Following initial recognition of the development expenditure as an asset, the cost model is applied requiring the asset to be carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete, and the asset is available for use. During the period of development, the asset is tested for impairment annually.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

3.
Material accounting policies (Continued from previous page)

e) Goodwill

Goodwill represents the future economic benefits arising from a business combination that are not individually identified and separately recognized. Goodwill is measured at cost less accumulated impairment losses. Goodwill is tested for impairment annually or when indicators of impairment exist.

f) Impairment of non-financial assets

At the end of each reporting period, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. Recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash‑generating units (“CGUs”) to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual CGUs, or otherwise they are allocated to the smallest group of CGUs for which a reasonable and consistent allocation basis can be identified.

For impairment testing purposes, the Company is determined to be two CGUs as follows:

•
Carta; and
•
Remaining Mogo related entities.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre‑tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset or CGU is estimated to be less than its carrying amount, the carrying amount of the asset or CGU is reduced to its recoverable amount. An impairment loss is recognized immediately in the consolidated statements of operations and comprehensive income (loss).

Other than for goodwill, where an impairment loss subsequently reverses, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in prior years. A reversal of an impairment loss is recognized in the consolidated statements of operations and comprehensive income (loss).

g) Foreign currency translation

The consolidated financial statements are presented in Canadian dollars. The functional currency of each subsidiary is determined based on the currency of the primary economic environment in which that subsidiary operates. Transactions in foreign currencies are initially recorded in the respective functional currencies at the rate prevailing at the date of the transaction. Monetary items are translated into the functional currency at the exchange rate in effect as at the date of the statement financial position and non-monetary items are translated as at the rate of exchange in effect when the assets were acquired or the obligation was incurred. Revenue and expenses are translated into Canadian dollars using average monthly exchange rates.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

3.
Material accounting policies (Continued from previous page)

g) Foreign currency translation (Continued from previous page)

Foreign exchange gains or losses are recorded to revaluation loss (gain) in the consolidated statements of operations and comprehensive income (loss). The functional currency of each subsidiary that is not in Canadian dollars is as follows: Carta Financial Services Ltd. (GBP), Carta Solutions Processing Services Cyprus Ltd. (EUR), Carta Solutions Processing Services Corp. (MAD), Carta Solutions Singapore PTE. Ltd. (SGD), Carta Americas Inc. (USD), Moka Financial Technologies Europe (EUR), and Tactex Advisors Inc. (USD).

h) Foreign operations

The assets and liabilities of foreign operations are translated to the presentation currency using exchange rates at the reporting date. The revenue and expenses of foreign operations are translated to the presentation currency using exchange rates at the dates of the transactions. Foreign currency differences are recognized in other comprehensive income.

i) Income taxes

Income tax expense is comprised of current and deferred tax. Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

j) Share-based payments

The Company measures equity settled stock options granted to directors, officers, employees and consultants based on their fair value at the grant date and recognizes compensation expense over the vesting period. Measurement inputs include the Company’s share price on the measurement date, the exercise price of the option or warrant, the expected volatility of the Company’s shares, the expected life of the options or warrants, and the risk-free rate of return. Dividends are not factored in as the Company does not expect to pay dividends in the foreseeable future. Expected forfeitures are estimated at the date of grant and subsequently adjusted if further information indicates actual forfeitures may vary from the original estimate.

For each restricted share unit granted to directors, officers and employees, compensation expense is recognized equal to the market value of one common share at the date of grant based on the number of RSUs expected to vest, recognized over the term of the vesting period, with a corresponding credit to contributed surplus.

Share-based payment arrangements with non-employees in which the Company receives goods or services as consideration for its own equity instruments are accounted for as equity-settled share-based payments transactions. The share-based payments are measured based on the fair value of the goods or services received if the fair value can be reliably measured. Otherwise, the share-based payments are measured based on the fair value of the share-based awards using the expected life, risk free interest rate, volatility, exercise price, and fair value of the underlying equity instrument at the time the goods or services are received.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

3.
Material accounting policies (Continued from previous page)

k) Earnings per share

The computation of earnings per share is based on the weighted average number of shares outstanding during the period and profit attributable to the common shareholders. Diluted earnings per share are computed in a similar way to basic earnings per share except that the weighted average shares outstanding are increased to include the additional effects of all dilutive potential common shares assuming the exercise of share options or warrants.

l) Business combinations

The Company uses the acquisition method of accounting for its business combinations. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any gain on purchase is recognized in the consolidated statements of operations and comprehensive income (loss). Transaction cost are expenses as incurred, except if related to the issue of debt or equity securities. The consideration transferred does not include amounts related to the settlement of pre-existing relationship. Such amounts are generally recognized in the consolidated statements of operations and comprehensive income (loss).

If share-based payment awards are required to be exchanged for awards held by acquiree’s employees (“replacement awards”), then all or a portion of the amount of the acquirer’s replacement awards is included in measuring the consideration transferred in the business combination. This determination is based on the market-based measure of the replacement awards compared with the market-based measure of the acquiree’s awards and the extent to which the replacement awards related to pre-acquisition services.

m) Investment in associate

An associate is an entity over which the Company has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

Any investments in associates are accounted for using the equity method. Under the equity method, the investment in an associate is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in the Company’s share of the profit or loss and other comprehensive income of the associate since the acquisition date. Goodwill relating to the associate is included in the carrying amount of the investment and is not tested for impairment separately.

The consolidated statements of operations and comprehensive income (loss) reflects the Company’s share of the results of operations of the associate. Unrealized gains and losses resulting from transactions between the Company and the associate are eliminated to the extent of the interest in the associate.

The aggregate of the Company’s share of an associate’s profit or loss after tax is shown on the face of the consolidated statements of operations and comprehensive income (loss) as a separate line item. The financial statements of the associate are prepared for the same reporting period as the Company. When necessary, adjustments are made to bring the accounting policies in line with those of the Company. After application of the equity method, the Company determines whether it is necessary to recognize an impairment loss on its investment in its associate. At each reporting date, the Company determines whether there is objective evidence that the investment in the associate is impaired. If there is such evidence, the Company calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value, and then recognizes the loss within its share of profit or loss of an associate in the consolidated statements of operations and comprehensive income (loss).

If significant influence over an entity is lost, the Company recognizes a gain or loss in profit or loss and will then account for the investment as a financial instrument, as outlined in note 3(c).

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

3.
Material accounting policies (Continued from previous page)

n) Cash and cash equivalent

Cash and cash equivalent in the consolidated statements of financial position and cash flows is comprised of cash held at banks, cash held on hand and short-term highly liquid deposits with an original maturity of three months or less that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.

o) Leases

Right-of-use assets

Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any re-measurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct cost incurred, and lease payments made at or before the commencement date less any lease incentives received. The right-of-use assets are depreciated on a straight-line basis over the lease term. Right-of-use assets are subject to an evaluation of impairment if any indicators of impairment are noted.

Lease liabilities

The Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payment includes fixed payments (including in-substance fixed payments). Variable payments other than those that depend on an index or a rate are recorded in general and administration expenses as incurred.

In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is re-measured if there is a modification, a change in the lease term or a change in the in-substance fixed lease payments.

Subleases

For subleases classified as a finance lease, the Company de-recognizes the right-of-use asset relating to the head lease and recognizes a net investment in the sublease. Any difference between the right-of-use asset and the net investment in the finance sublease is recognized in profit or loss. The Company measures the net investment in the sublease at an amount equal to the present value of the lease payments of the underlying right-of-use asset. The net investment in the sublease lease is depreciated on a straight-line basis over the lease term.

Short-term leases and leases of low-value assets

The Company applies the short-term lease recognition exemption to its short-term leases of properties (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value (i.e., below $5,000). Lease payments on short-term leases and leases of low-value assets are recognized as expenses in the period incurred.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

3.
Material accounting policies (Continued from previous page)

p) Significant accounting judgements, estimates and assumptions

The preparation of the consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amount of assets and liabilities, and the reported amount of revenues and expenses during the year. Actual results may differ from these estimates. Estimates, assumptions, and judgments are reviewed on an ongoing basis. Revisions to accounting estimates are recognized on a prospective basis beginning from the period in which they are revised.

Significant accounting judgements

The following are the critical judgements, apart from those involving estimations that have been made in the process of applying the Company’s accounting policies, which have the most significant effect on the amounts recognized in the consolidated financial statements.

Expected credit losses

In applying its accounting policy for the expected credit loss model, the Company applies judgment in defining significant increase in defaults, and its write-offs policy. Refer to Note 4 for further details.

Significant accounting estimates and assumptions

These estimates and assumptions are based on management’s historical experience, best knowledge of current events, conditions and actions that the Company may undertake in the future and other factors that management believes are reasonable under the circumstances.

These estimates and assumptions are reviewed periodically, and the effect of a change in accounting estimate or assumption is recognized prospectively by including it in the consolidated statements of operations and comprehensive income (loss) in the period of the change and in any future periods affected.

The areas where estimates and assumptions have the most significant effect on the amounts recognized in the consolidated financial statements include the following:

(i)
Allowance for loan losses

The provision for loan losses consists of amounts charged to the consolidated statements of operations and comprehensive income (loss) during the period to maintain an adequate allowance for loan losses. The Company's allowance for loan losses represents its estimate of the expected credit losses expected from its existing loan portfolio and is based on a variety of factors, including the composition and quality of the portfolio, loan-specific information gathered through collection efforts, delinquency levels, historical charge-off and loss experience, the Company's expectations of future loan performance, and general forward-looking macroeconomic conditions. The methodology and assumptions used in setting the loan loss allowance are reviewed regularly to reduce any difference between loss estimates and actual loss experience.

(ii)
Fair value of privately held investments

Estimating fair value requires that significant judgment be applied to each individual investment. For privately held investments, the fair value of each investment is measured using the most appropriate valuation methodology or combination of methodologies in the judgment of management in light of the specific nature, facts and circumstances surrounding that investment. This may take into consideration, but not be limited to, one or more of the following: valuations of recent or in-progress funding rounds, forward revenue and earnings projections, comparable peer valuation multiples, and the initial cost base of the investment. Actual results could differ significantly from these estimates.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

3.
Material accounting policies (Continued from previous page)

p) Significant accounting judgements, estimates and assumptions (Continued from previous page)

(iii)
Valuation of goodwill acquired in business combinations

The Company is required to assess the recoverability of values assigned to cash generating units that include goodwill on an annual basis. Estimating the recoverable amount requires significant judgment in the determination of appropriate inputs. This may take into consideration the following: forecast period, cash flow projections and discount rates. Actual results could differ significantly from these estimates.

(iv)
Impairment of investment in associate

The Company is required to assess the recoverability of its investment in associate when indicators of impairment are identified. Estimating the recoverable amount requires significant judgment in determination of fair value of the investment. The fair value of the investment in associate is measured using the most appropriate valuation methodology or combination of methodologies in the judgement of management in light of the specific nature, facts and circumstances surrounding the investment. Management exercises judgement in determining inputs to the valuation methodology including forward revenue projections and comparable peer valuation multiples. Actual results could differ significantly from these estimates.

Assessment of the going concern

Based on cash flow forecasts, the Company believes that it will have sufficient liquidity to operate and discharge its liabilities as they become due. Development of these forecasts required management to make subjective estimates and assumptions related to forecasted revenue and loan growth rates, and access to undrawn funds under existing credit facilities for financing new loans.

q) New and amended standards and interpretations

Changes in material accounting policies

Material accounting policy:

The Company adopted Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2) from January 1, 2023. Although the amendments did not result in any changes to the accounting policies themselves, they impacted the accounting policy information disclosed in the financial statements.

The amendments require the disclosure of ‘material’, rather than ‘significant’, accounting policies. The amendments also provide guidance on the application of materiality to disclosure of accounting policies, assisting entities to provide useful, entity-specific accounting policy information that users need to understand other information in the financial statements.

Management reviewed the accounting policies and made updates to the information disclosed in Note 3 Material accounting policies (2022: Significant accounting policies) in certain instances in line with the amendments.

Certain other new or amended standards and interpretations became effective on January 1, 2023, but do not have an impact on the consolidated financial statements of the Company.

Certain new or amended standards and interpretations are expected to become effective on January 1, 2024 and beyond. There are no new standards, interpretations or amendments that are expected to have a material impact to the Company’s consolidated financial statements. The Company has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

4.
Loans receivable

Loans receivable represent unsecured installment loans and lines of credit advanced to customers in the normal course of business. Current loans are defined as loans to customers with terms of one year or less, while non-current loans are those with terms exceeding one year. The breakdown of the Company’s gross loans receivable as at December 31, 2023 and December 31, 2022 are as follows:

	As at
	December 31, 2023	December 31, 2022
Current (terms of one year or less)	74,121	69,693
Non-current (terms exceeding one year)	151	221
	74,272	69,914

The following table provides a breakdown of gross loans receivable and allowance for loan losses by aging bucket, which represents the Company's assessment of credit risk exposure and by their IFRS 9 – Financial Instruments expected credit loss measurement stage. The entire loan balance of a customer is aged in the same category as its oldest individual past due payment, to align with the stage groupings used in calculating the allowance for loan losses under IFRS 9. Stage 3 gross loans receivable include net balances outstanding and still anticipated to be collected for loans previously charged off and these are carried in gross receivables at the net expected collectable amount with no associated allowance.

		As at December 31, 2023
Risk Category	Days past due	Stage 1	Stage 2	Stage 3	Total
Strong	Not past due	59,938	—	—	59,938
Lower risk	1-30 days past due	3,404	—	—	3,404
Medium risk	31-60 days past due	—	1,096	—	1,096
Higher risk	61-90 days past due	—	808	—	808
Non-performing	91+ days past due or bankrupt	—	—	9,026	9,026
	Gross loans receivable	63,342	1,904	9,026	74,272
	Allowance for loan losses	(6,445)	(1,266)	(4,844)	(12,555)
	Loans receivable, net	56,897	638	4,182	61,717

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

4.
Loans receivable (Continued from previous page)

		As at December 31, 2022
Risk Category	Days past due	Stage 1	Stage 2	Stage 3	Total
Strong	Not past due	55,087	—	—	55,087
Lower risk	1-30 days past due	2,903	—	—	2,903
Medium risk	31-60 days past due	—	1,211	—	1,211
Higher risk	61-90 days past due	—	898	—	898
Non-performing	91+ days past due or bankrupt	—	—	9,815	9,815
	Gross loans receivable	57,990	2,109	9,815	69,914
	Allowance for loan losses	(5,794)	(1,239)	(6,040)	(13,073)
	Loans receivable, net	52,196	870	3,775	56,841

In determination of the Company’s allowance for loan losses, internally developed models are used to factor in credit risk related metrics, including the probability of defaults, the loss given default and other relevant risk factors. Management also considered the impact of key macroeconomic factors and determined that historic loan losses are most correlated with unemployment rate, inflation rate, bank prime rate and GDP growth rate. These macroeconomic factors were used to generate various forward-looking scenarios used in the calculation of allowance for loan losses. If management were to assign 100% probability to a pessimistic scenario forecast, the allowance for credit losses would have been $1,235 higher than the reported allowance for credit losses as at December 31, 2023 (December 31, 2022 – $1,222 higher). The following table provides a reconciliation of the allowance for loan losses:

	As at December 31, 2023
	Stage 1	Stage 2	Stage 3	Total
Balance as at January 1, 2023	5,794	1,239	6,040	13,073
Gross loans originated	3,158	—	—	3,158
Principal payments	(1,281)	(40)	(437)	(1,758)
Re-measurement of allowance before transfers	139	158	(30)	267
Re-measurement of amounts transferred between stages	(142)	1,102	11,151	12,111
Transfer to (from)
Stage 1 – 12-month ECLs	166	(136)	(30)	—
Stage 2 – Lifetime ECLs	(200)	200	—	—
Stage 3 – Lifetime ECLs	(1,189)	(1,257)	2,446	—
Net amounts charged off against allowance	—	—	(14,296)	(14,296)
Balance as at December 31, 2023	6,445	1,266	4,844	12,555

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

4.
Loans receivable (Continued from previous page)

	As at December 31, 2022
	Stage 1	Stage 2	Stage 3	Total
Balance as at January 1, 2022	5,721	1,119	2,973	9,813
Gross loans originated	2,607	—	—	2,607
Principal payments	(1,107)	(136)	(359)	(1,602)
Re-measurement of allowance before transfers	142	89	591	822
Re-measurement of amounts transferred between stages	(67)	1,047	12,576	13,556
Transfer to (from)				—
Stage 1 – 12-month ECLs	79	(65)	(14)	—
Stage 2 – Lifetime ECLs	(218)	220	(2)	—
Stage 3 – Lifetime ECLs	(1,363)	(1,035)	2,398	—
Net amounts charged off against allowance	—	—	(12,123)	(12,123)
Balance as at December 31, 2022	5,794	1,239	6,040	13,073

Overall changes in the allowance for loan losses are summarized below:

	Year ended
	December 31, 2023	December 31, 2022

Balance, beginning of the period	13,073	9,813
Provision for loan losses	13,778	15,383
Charge offs	(14,296)	(12,123)
Balance, end of the period	12,555	13,073

The provision for loan losses in the consolidated statements of operations and comprehensive income (loss) is recorded net of recoveries for the year ended December 31, 2023 of $588 (December 31, 2022 – $653).

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

5.
Prepaid expenses, and other receivables and assets

	As at
	December 31, 2023	December 31, 2022
Prepaid expenses	1,308	2,499
Accounts receivable	2,834	2,347
Brokerage firm receivables	7,023	4,804
Deposits and other receivables and assets	1,901	2,741
Total	13,067	12,391

6.
Investment portfolio

	As at
	December 31, 2023	December 31, 2022
Equities	37,768	11,504
Other	—	1,016
Total	37,768	12,520

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

7.
Property and equipment

	Computer equipment	Furniture and fixtures	Leasehold improvements	Total
Cost
Balance, December 31, 2020	2,083	1,180	2,055	5,318
Additions	462	2	—	464
Additions through business combinations	298	31	—	329
Effects of movement in exchange rate	(20)	(1)	—	(21)
Balance, December 31, 2021	2,823	1,212	2,055	6,090
Additions	455	—	—	455
Impairment	(125)	—	—	(125)
Disposals	—	—	—	—
Effects of movement in exchange rate	22	(2)	—	20
Balance, December 31, 2022	3,175	1,210	2,055	6,440
Additions	214	—	—	214
Impairment	(239)	(212)	—	(451)
Disposals	(2,160)	(998)	(2,055)	(5,213)
Effects of movement in exchange rate	2	—	—	2
Balance, December 31, 2023	992	—	—	992

Accumulated depreciation
Balance, December 31, 2020	1,547	824	2,055	4,426
Depreciation	400	78	—	478
Balance, December 31, 2021	1,947	902	2,055	4,904
Depreciation	403	69	—	472
Impairment	(37)	—	—	(37)
Balance, December 31, 2022	2,313	971	2,055	5,339
Depreciation	313	27	—	340
Disposals	(2,160)	(998)	(2,055)	(5,213)
Balance, December 31, 2023	466	—	—	466

Net book value
Balance, December 31, 2022	862	239	—	1,101
Balance, December 31, 2023	526	—	—	526

Depreciation of property and equipment of $340 for the year ended December 31, 2023 (December 31, 2022 – $472) is included in depreciation and amortization in the consolidated statements of operations and comprehensive income (loss).

Impairment charges of $451 were recognized in other non-operating expense for the year ended (December 31, 2023 (December 31, 2022 – $125).

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

8.
Intangible assets

	Internally generated– completed	Internally generated– in progress	Software licenses	Acquired technology assets	Customer relationships	Brand	Regulatory licenses	Total
Cost
Balance, December 31, 2020	39,504	1,529	3,356	—	—	—	—	44,389
Additions	1,200	6,303	—	—	—	—	—	7,503
Additions through business combinations	—	—	628	21,000	8,900	1,000	6,800	38,328
Impairment	—	(898)	—	—	—	—	—	(898)
Transfers	3,936	(3,936)	—	—	—	—	—	—
Effects of movement in exchange rate	—	—	(8)	—	—	—	—	(8)
Balance, December 31, 2021	44,640	2,998	3,976	21,000	8,900	1,000	6,800	89,314
Additions	201	7,281	—	—	—	—	—	7,482
Impairment	(18,440)	—	—	—	—	—	—	(18,440)
Transfers	3,132	(3,132)	—	—	—	—	—	—
Effects of movement in exchange rate	—	—	(3)	—	—	—	—	(3)
Balance, December 31, 2022	29,533	7,147	3,973	21,000	8,900	1,000	6,800	78,353
Additions	—	3,206	—	—	—	—	—	3,206
Impairment	—	—	(10)	—	—	—	—	(10)
Disposals	(13,597)	—	(3,444)	—	—	—	—	(17,041)
Transfers	8,810	(8,810)	—	—	—	—	—	—
Effects of movement in exchange rate	—	—	(32)	—	—	—	—	(32)
Balance, December 31, 2023	24,746	1,543	487	21,000	8,900	1,000	6,800	64,476

Accumulated amortization
Balance, December 31, 2020	22,231	—	3,246	—	—	—	—	25,477
Amortization	7,279	—	218	1,722	1,427	—	887	11,533
Balance, December 31, 2021	29,510	—	3,464	1,722	1,427	—	887	37,010
Amortization	6,759	—	148	2,100	1,066	—	1,360	11,433
Impairment	(11,919)	—	—	—	—	—	—	(11,919)
Balance, December 31, 2022	24,350	—	3,612	3,822	2,493	—	2,247	36,524
Amortization	3,797	—	105	2,100	1,065	—	1,360	8,427
Disposals	(13,597)	—	(3,444)	—	—	—	—	(17,041)
Effects of movement in exchange rate	(24)	—	28	—	—	—	—	4
Balance, December 31, 2023	14,526	—	301	5,922	3,558	—	3,607	27,914

Net book value
Balance, December 31, 2022	5,183	7,147	361	17,178	6,407	1,000	4,553	41,829
Balance, December 31, 2023	10,220	1,543	186	15,078	5,342	1,000	3,193	36,562

Amortization of intangible assets of $8,427 for the year ended December 31, 2023 (December 31, 2022 – $11,433) is included in depreciation and amortization in the consolidated statements of operations and comprehensive income (loss).

Impairment charges of $10 were recognized in other non-operating expense for the year ended (December 31, 2023 (December 31, 2022 – $6,521).

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

9.
Leases

The Company has lease agreements for its office spaces. Leases generally have lease terms between 2 years to 7 years with an option to renew the lease after that date. The Company assesses at the lease commencement date whether it is reasonably certain to exercise the extension option. The Company re-assesses whether it is reasonably certain to exercise the options if there is a significant event or significant change in circumstances within its control.

During the year, the Company has not made any re-assessment related to extension options. Information about leases for which the Company is a lessee is presented below:

Amount recognized in the consolidated statements of financial position:

(i) Right-of-use assets

Set out below are the carrying amounts of the Company’s right-of-use assets and lease liabilities recognized and the movements during the year ended December 31, 2023 and 2022:

	Right-of-use assets	Lease liabilities
Balance, as at December 31, 2021	3,430	3,948
Impairment	(78)	—
Depreciation	(730)	—
Interest expense	—	212
Payments	—	(880)
Balance, as at December 31, 2022	2,622	3,280
Impairment	(669)	—
Transfers	(979)	—
Depreciation	(304)	—
Interest expense	—	178
Payments	—	(749)
Balance, as at December 31, 2023	670	2,709

(ii) Investment in Sublease, net

	As at
	December 31, 2023	December 31, 2022
Transfers	979	—
Additions	191	—
Interest accretion	71	—
Payments from sublessor	(13)	—
Balance, as at December 31, 2023	1,228	—

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

9.
Leases (Continued from previous page)
(ii)
Investment in Sublease, net (Continued from previous page)

Amount recognized in the consolidated statements of operations and comprehensive income (loss):

	Year ended
	December 31, 2023	December 31, 2022	December 31, 2021
Depreciation of right-of-use assets	304	730	725
Interest expense on lease liabilities	178	212	243
Expenses relating to short term leases	449	478	436
Impairment	669	78	—
Variable lease payments	429	505	453
Total	2,029	2,003	1,857

Depreciation of right-of-use assets is included in depreciation and amortization expense. Interest expense related to lease liabilities is included in debenture and other financing expense.

The Company in its cash flow has classified cash payment related to principal portion of $571 (December 31, 2022 – $668 ) of lease payments as financing activities and cash payments related to interest portion of $178 (December 31, 2022 – $212) as operating activities consistent with the presentation of interest payments chosen by the Company.

10.
Accounts payable and accruals

	As at
	December 31, 2023	December 31, 2022
Accounts payables	6,448	5,686
Accrued expenses	5,797	6,441
Accrued wages and other benefits	1,412	1,008
Client liabilities	8,760	6,743
Other	1,665	1,104
Total	24,082	20,982

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

11.
Credit facility

The credit facility consists of a $60,000 senior secured credit facility maturing on July 2, 2025. The credit facility is subject to variable interest rates that reference the Secured Overnight Financing Rate (“SOFR”), or under certain conditions, the Federal Funds Rate in effect. On December 16, 2021, the Company amended its credit facility to lower the effective interest rate from a maximum of LIBOR plus 9%, to LIBOR plus 8%. In June 2023, this was transitioned to SOFR plus 8% upon the cessation of USD LIBOR. There is a 0.33% fee on the available but undrawn portion of the $60,000 facility. The principal and interest balance outstanding for the credit facility as at December 31, 2023 was $49,405 (December 31, 2022 – $46,180). Refer to Note 24 for details on the reform of major interest rate benchmarks.

The credit facility is subject to certain covenants and events of default. As at December 31, 2023 and December 31, 2022, the Company was in compliance with these covenants. Interest expense on the credit facility is included in credit facility interest expense in the consolidated statements of operations and comprehensive income (loss).

Interest expense on the credit facility for the year ended December 31, 2023 of $6,064 (December 31, 2022 – $4,640) is included in credit facility interest expense in the consolidated statements of operations and comprehensive income (loss).

The Company has provided its senior lenders with a general security interest in all present and after acquired personal property of the Company, including certain pledged financial instruments, cash and cash equivalents.

	As at
	December 31, 2023	December 31, 2022

Credit facility - funds drawn	49,405	46,180

The Company has pledged financial instruments as collateral against its credit facilities. Under the terms of the general security agreement, assets pledged as collateral primarily include loans receivable with a carrying amount equal to $61,717 (December 31, 2022 – $56,841) and cash and cash equivalents with a balance of $316 (December 31, 2022 – $288).

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

12.
Debentures

The Company's debentures with maturity dates of July 2, 2025 pay interest at a coupon rate between 8 - 10% per annum. Payments of interest and principal are made to debenture holders on a quarterly basis on the first business day following the end of a calendar quarter, at the Company's option either in cash or Common Shares.

	As at
($000s)	December 31, 2023	December 31, 2022
Principal balance	37,020	39,658
Discount	(1,000)	(2,118)
	36,020	37,540
Interest payable	763	726
	36,783	38,266

The Debentures are secured by the assets of the Company, governed by the terms of a trust deed and, among other things, are subject to a subordination agreement to the credit facility which effectively extends the individual maturity dates of such debentures between January 2024 and June 2025 to July 2, 2025, being the maturity date of the credit facility.

The debenture principal repayment dates, after giving effect to the subordination agreement referenced above, are as follows:

($000s)	Principal component of quarterly payment	Principal due on maturity	Total
2024	1,924	—	1,924
2025	1,543	33,553	35,096
	3,467	33,553	37,020

The debenture principal repayments are payable in either cash or Common Shares at Mogo’s option. The number of Common Shares required to settle the principal repayments is variable based on the Company's share price at the repayment date.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

13.
Derivative financial liabilities

On February 24, 2021, in connection with a registered direct offering, the Company issued stock warrants to investors to purchase up to an aggregate of 891,089 Common Shares at an exercise price of US$33.00 at any time prior to three and a half years following the date of issuance.

On December 13, 2021, as part of a registered direct offering, the Company issued stock warrants to investors to purchase up to an aggregate of 1,018,519 Common Shares at an exercise price of US$14.10 at any time prior to three and a half years following the date of issuance.

The stock warrants are classified as a liability by the sole virtue of their exercise price being denominated in USD. As such, the warrants are subject to revaluation under the Black Scholes model at each reporting date, with gains and losses recognized to the consolidated statements of operations and comprehensive income (loss). The stock warrants are classified as a derivative liability, and not equity, due to the exercise price being denominated in USD, which is different than the Company's functional currency.

In the event that these warrants are fully exercised, the Company would receive cash proceeds of US$43,767, with the balance of the liability reclassified to equity at that time. If the warrants were to expire unexercised, then the liability would be extinguished through a gain in the consolidated statements of operations and comprehensive income (loss).

	As at
	December 31, 2023	December 31, 2022
Balance, beginning of the period	419	12,688
Change in fair value due to revaluation of derivative financial liabilities	(379)	(12,558)
Change in fair value due to foreign exchange	(6)	289
Balance, end of the period	34	419

Details of the derivative financial liabilities as at December 31, 2023 are as follows:

	Warrants outstanding and exercisable (000s)	Weighted average exercise price $
Balance, December 31, 2021	1,910	29.06
Warrants issued	—	—
Balance, December 31, 2022	1,910	29.06
Warrants issued	—	—
Balance, December 31, 2023	1,910	29.06

The 1,909,608 warrants outstanding noted above have expiry dates of August 2024 and June 2025.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

13. Derivative financial liabilities (Continued from previous page)

The fair value of the warrants outstanding was estimated using the Black-Scholes option pricing model with the following assumptions:

	As at
	December 31, 2023	December 31, 2022
Risk-free interest rate	4.79%	4.41%
Expected life	0.7 - 1.5 years	1.6 - 2.5 years
Expected volatility in market price of shares	73 - 77%	89 - 106%
Expected dividend yield	0%	0%
Expected forfeiture rate	0%	0%

14. Geographic information

(a)
Revenue

Revenue presented below has been based on the geographic location of customers.

	Year ended
	December 31, 2023	December 31, 2022	December 31, 2021
Canada	59,104	62,320	49,533
Europe	6,117	6,531	7,287
Other	—	98	699
Total	65,221	68,949	57,519

(b)
Non-current assets

Non-current assets presented below has been based on geographic location of the assets.

	As at
	December 31, 2023	December 31, 2022
Canada	77,032	82,587
Europe	263	433
Other	46	887
Total	77,341	83,907

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

15.
Expense by nature and function

The following table summarizes the Company’s operating expenses by nature:

	Year ended
	December 31, 2023	December 31, 2022	December 31, 2021
Personnel expense	20,226	28,628	26,509
Depreciation and amortization	9,067	12,636	12,736
Hosting and software licenses	5,355	6,647	4,200
Marketing	3,120	10,282	13,709
Professional services	2,414	2,889	3,800
Stock-based compensation	2,479	8,712	11,683
Insurance and licenses	2,000	3,138	2,316
Credit verification costs	1,256	1,918	1,990
Premises	1,029	1,224	1,040
Others	3,589	3,741	3,588
Total	50,535	79,815	81,571

The following table summarizes the Company’s operating expenses by function including stock-based compensation and depreciation and amortization:

	Year ended
	December 31, 2023	December 31, 2022	December 31, 2021
Technology and development	15,906	26,718	25,021
Marketing	3,379	11,448	16,619
Customer service and operations	11,351	15,900	15,870
General and administration	19,899	25,749	24,061
Total	50,535	79,815	81,571

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

16.
Revaluation loss (gain)

	Year ended
	December 31, 2023	December 31, 2022	December 31, 2021
Change in fair value due to revaluation of derivative financial asset	—	7,866	(1,788)
Change in fair value due to revaluation of derivative financial liabilities	(379)	(12,558)	(11,276)
Realized loss (gain) on investment portfolio	340	—	(4,219)
Unrealized (gain) loss on investment portfolio	(9,659)	7,951	942
Unrealized loss on digital assets	—	625	—
Unrealized loss (gain) on debentures	32	(1,114)	—
Realized exchange loss	46	—	—
Unrealized exchange gain	(8)	(395)	670
Unrealized gain on other receivable	—	—	—
Loss related to property and equipment	—	—	—
Total	(9,628)	2,375	(15,671)

17.
Other non-operating expense (income)

	Year ended
	December 31, 2023	December 31, 2022	December 31, 2021
Government grants	—	(93)	(1,597)
Direct offering transaction costs allocated to derivative financial liabilities	—	—	2,260
Restructuring charges	4,519	2,784	421
Impairment of intangible assets	—	6,521	—
Acquisition costs and other	712	1,148	3,016
Total	5,231	10,360	4,100

During the year ended December 31, 2023 the Company continued with the formal restructuring plans initiated in 2022 resulting in charges of $4,519 (December 31, 2022 - $2,784). The restructuring charges include incremental costs associated directly with the restructuring plans including employee termination benefits, consulting fees, onerous contracts and contract termination costs.

For the year ended December 31, 2021, direct offering transaction costs allocated to derivative financial liabilities of $2,260 relate to the issuance of warrants with a USD denominated exercise price to investors. This resulted in the recognition of a derivative financial liability and the allocation of the associated transaction costs to other non-operating expenses. The Company did not complete a direct offering in the year ended December 31, 2023 or December 31, 2022, and therefore did not incur any direct offering transaction costs.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

18.
Investment accounted for using the equity method

As at December 31, 2022 the Company held a 34% ownership in Coinsquare (December 31, 2021 - 39%), a digital asset trading platform, which was accounted for using the equity method in the consolidated financial statements. As a result, the Company would record its share of the investee’s gain or loss, as well as any gains or losses arising from the dilution of its ownership interest in Coinsquare, into the consolidated statements of operations and comprehensive income (loss).

In October 2022, Coinsquare’s subsidiary, Coinsquare Capital Markets Ltd (“CCML”), was admitted to IIROC which resulted in the obligatory conversion of certain convertible debentures issued by Coinsquare, resulting in dilution of Mogo's interest in associate while recording a net gain of $2,927 from the release of liability. Additionally, during the year ended December 31, 2022, the Company had identified indicators of impairment related to the Company’s investment in Coinsquare, resulting in an estimated recoverable amount of $24,989 as at December 31, 2022.

The following table summarizes the Company's investment accounted for using the equity method as at December 31, 2023 and December 31, 2022:

	As at
	December 31, 2023	December 31, 2022	December 31, 2021
Balance, beginning of the period	24,989	103,821	—
Additions
Initial investments in Coinsquare	—	—	45,026
Step up investments in Coinsquare	—	—	59,073
Share of loss in investment accounted for using the equity method:
Share of investee's loss	(2,972)	(23,496)	(278)
Gain from dilution of interest in associate	—	2,927	—
Impairment	(5,295)	(58,263)	—
Revaluation gain	97	—	—
Distributions received	(731)	—	—
Transfer to investments measured at FVTPL	(16,088)	—	—
Balance, end of the period	—	24,989	103,821

On July 10, 2023, Coinsquare, WonderFi Technologies Inc. ("WonderFi") and CoinSmart Financial Inc. ("CoinSmart") completed a business combination to merge their respective businesses. Before the execution of the WonderFi Transaction, Mogo received 1,353,770 shares of FRNT Financial Inc and 89,429 shares of Mogo from Coinsquare. As part of the transaction, Mogo exchanged its 12,518,473 shares in Coinsquare for 86,962,640 shares of WonderFi. Immediately prior to the transaction Mogo owned 34% of Coinsquare. Following the closing of the transaction, Mogo owns approximately 14% of the combined company, which is traded on the TSX under the ticker WNDR.TO

As a result of Mogo’s ownership interest in WonderFi dropping below 20%, the Company no longer has significant influence over its investment such that it has changed the classification of its investment from investment in associate accounted for using the equity method, to investment measured at fair value through profit and loss. Furthermore, MogoTrade Inc. ("MTI") is no longer responsible for guaranteeing Coinsquare Capital Markets Ltd's obligations to its clients up to the amount of MTI's regulatory capital.

For the year ended December 31, 2023, the consolidated statements of operations and comprehensive income (loss) have included all amounts relating to the investment accounted for using the equity method in one line item called share of loss in investment accounted for using the equity method. Prior year presentation has been adjusted to reflect this change in presentation.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

19.
Income taxes

a)
Provision for income taxes

The major components of provision for income taxes are as follows:

	Year ended
	December 31, 2023	December 31, 2022	December 31, 2021
Current tax expense	19	76	133
Deferred tax recovery	(419)	(412)	(365)
Income tax recovery	(400)	(336)	(232)

The reconciliation of the provision for income taxes to the amount of income taxes calculated using statutory income tax rates applicable to the Company in Canada is as follows:

	Year ended
	December 31, 2023	December 31, 2022	December 31, 2021
Canadian federal and provincial recovery of income taxes using statutory rate of 27% (2021 – 27%, 2020 – 27%)	(4,938)	(44,832)	(9,029)
Change in recognized taxable temporary differences	(1,297)	—	—
Change in unrecognized deductible temporary differences and unused tax losses	4,680	33,554	6,538
Impact of rate differences between jurisdictions	293	—	—
Permanent differences and other	862	10,942	2,259
Income tax recovery	(400)	(336)	(232)

b)
Deferred tax assets

The Company’s deferred tax assets are as follows:

	As at
	December 31, 2023	December 31, 2022
Non-capital losses	6,142	6,728
Property and equipment	—	—
Intangible assets	—	—
Total	6,142	6,728

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

19.
Income taxes (Continued from previous page)
c)
Deferred tax liabilities

The Company’s deferred tax liabilities are as follows:

	As at
	December 31, 2023	December 31, 2022
Intangible assets	6,656	7,492
Right-of-use assets	512	708
Property and equipment	—	9
Digital assets and derivatives	—	—
Equity investments	—	—
Deferred cost	—	—
	7,168	8,209

d)
Deductible temporary differences and unused tax losses

Deferred tax assets have not been recognized because it is not probable that future taxable profit will be available against which the Company can use the benefits therefrom.

The Company has deductible temporary differences for which no deferred tax assets are recognized as follows:

	As at
	December 31, 2023	December 31, 2022
Unused tax losses	237,115	235,546
Property and equipment	5,778	5,225
Lease liability	2,709	3,280
Equity investments	7,587	7,523
Intangible assets	31,934	30,341
Investment accounted for using the equity method	78,005	79,109
Debentures	5,595	2,185
Financing costs	1,720	2,643
Research and development expenditures	3,006	3,406
Investment in subsidiaries	3,742	3,395
Capital losses	6,511	—
Other	34	419
	383,736	373,072

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

19.
Income taxes (Continued from previous page)
d)
Deductible temporary differences and unused tax losses (Continued from previous page)

The Company’s non-capital losses expire as follows:

	As at
	December 31, 2023	December 31, 2022
Expires 2024	335	549
Expires 2025	426	777
Expires 2026	829	1,822
Expires 2027	719	4,419
Expires 2028	480	4,068
Expires 2029	2,732	7,615
Expires 2030	3,120	5,816
Expires 2031	3,439	3,519
Expires 2032	6,432	6,441
Expires 2033	10,297	10,311
Expires 2034	10,264	10,268
Expires 2035	15,609	15,641
Expires 2036	28,528	29,378
Expires 2037	31,963	32,384
Expires 2038	31,264	33,159
Expires 2039	25,580	26,914
Expires 2040	13,708	15,738
Expires 2041	20,816	22,575
Expires 2042	32,773	30,291
Expires 2043	21,823	—
	261,137	261,685

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

20. Loss per share

The following reflects consolidated comprehensive loss and weighted average number of shares used in the basic and diluted loss per share computations:

	Year ended
	December 31, 2023	December 31, 2022	December 31, 2021
Net loss attributed to shareholders	(17,887)	(165,678)	(33,209)
Basic weighted average number of shares (in 000s)	24,853	25,442	21,002
Basic and diluted loss per share	(0.72)	(2.17)	(0.53)

The outstanding stock options and warrants were excluded from the calculation of diluted loss per share because their effect is anti-dilutive.

21. Capital management

The Company’s objectives when managing capital are to maintain financial flexibility in order to preserve its ability to meet financial obligations and continue as a going concern, and to deploy capital to provide future investment return to its shareholders.

The Company sets the amount and type of capital required relative to its assessment of risk and makes adjustments when necessary to respond to changes to economic conditions, the risk characteristics of the underlying assets, and externally imposed capital requirements. In order to maintain or modify its capital structure, the Company may issue new shares, seek other forms of financing, or sell assets to reduce debt.

The Company manages the following as capital:

	As at
	December 31, 2023	December 31, 2022
Share capital	389,806	391,243
Contributed surplus	35,503	33,025
Deficit	(331,828)	(313,941)
Credit facility	49,405	46,180
Debentures	37,020	39,658

There have been no changes in the Company’s definition of capital, capital management objectives, policies and processes during the year. There are certain capital requirements of the Company resulting from the Company’s credit facility that include financial covenants and ratios. Management uses these capital requirements in the decisions made in managing the level and make-up of the Company’s capital structure. The Company was in compliance with all of the financial covenants as at December 31, 2023 and December 31, 2022.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

22.
Goodwill and indefinite-life intangible assets

Goodwill and indefinite-life intangible assets are attributed to CGUs or groups of CGUs to which they relate. Annual impairment testing was performed as at December 31, 2023 for goodwill and indefinite-life intangible assets by comparing the carrying value of net assets within the CGU to the recoverable amount of that CGU. Management tested the individual CGUs, being the Carta and the remaining Mogo related entities CGU.

The recoverable amount of the CGUs to which goodwill and indefinite life intangibles are allocated were determined based on a value in use assessment using Level 3 inputs in a discounted cash flow analysis.

Management applied a range of assumptions in assessing the value in use of the Carta and Mogo CGUs. The significant assumptions applied in the determination of the recoverable amount are described below:

•
Cash flows: Estimated cash flows were projected based on actual operating results from internal sources, estimated loan origination and volume growth, as well as industry and market trends. Estimated cash flows are primarily driven by forecasted revenues and operating costs. The forecast period ranged from 5 to 7 years with a terminal value calculation thereafter.

•
Terminal value growth rate: The terminal growth rate is based on historical and projected economic indicators, including the gross domestic product growth rate. A range of values from 2% to 5% were used in the low and high case assumptions, respectively.

•
Pre-tax discount rate: The pre-tax discount rate is reflective of the CGUs Weighted Average Cost of Capital (“WACC”). The WACC was estimated based on the risk-free rate, equity risk premium, beta adjustment to the equity risk premium based on a direct comparison approach, an unsystematic risk premium, and an after-tax cost of debt based on the interest rate of the Company’s debts.
The range of pre-tax discount rates applied were 23-24% for the Mogo CGU, and 20-21% for the Carta CGU respectively.

•
Tax rate: The tax rates used in determining the future cash flows were those substantively enacted at the respective valuation date.

As a result of the impairment test as at December 31, 2023, management concluded that the recoverable amount of each respective CGU was higher than the carrying value of its net assets in each of the range of assumptions noted above. Therefore, no impairment was recognized on goodwill and indefinite life intangible assets for the year ended December 31, 2023

As at December 31, 2023, the carrying value of goodwill and indefinite life intangible assets attributable to the Carta CGU is $24,315 and $1,000, respectively (December 31, 2022 – $24,315 and $1,000, respectively). The carrying value of goodwill attributable to the remaining Mogo related entities CGU is $14,040 (December 31, 2022 – $14,040). The amounts by which the value in use of the CGUs exceeded their carrying value were $1,931 and $1,943 for the Carta and Mogo CGUs, respectively, at the low end of the range. A 1% increase in the pre-tax discount rates would be required in order for the CGUs’ recoverable amount to be equal to their carrying value.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

23.
Fair value of financial instruments

The fair value of a financial instrument is the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants which takes place in the principal (or most advantageous) market at the measurement date. The fair value of a liability reflects its non-performing risk. Assets and liabilities recorded at fair value in the consolidated statements of financial position are measured and classified in a hierarchy consisting of three levels for disclosure purposes. The three levels are based on the priority of the inputs to the respective valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). An asset or liability's classification within the fair value hierarchy is based on the lowest level of significant input to its valuation. The input levels are defined as follows:

•
Level 1: Unadjusted quoted prices in an active market for identical assets and liabilities.
•
Level 2: Quoted prices in markets that are not active or inputs that are derived from quoted prices of similar (but not identical) assets or liabilities in active markets.
•
Level 3: Unobservable inputs that are supported by little or no market activity and are significant to the estimated fair value of the assets or liabilities.
(a)
Valuation process

The Company maximizes the use of quoted prices from active markets, when available. A market is regarded as active if transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis. Where independent quoted market prices are not available, the Company uses quoted market prices for similar instruments, other third-party evidence or valuation techniques.

The fair value of financial instruments determined using valuation techniques include the use of recent arm’s length transactions and discounted cash flow analysis for investments in unquoted securities, discounted cash flow analysis for derivatives, third-party pricing models or other valuation techniques commonly used by market participants and utilize independent observable market inputs to the maximum extent possible.

The use of valuation techniques to determine the fair value of a financial instrument requires management to make assumptions such as the amount and timing of future cash flows and discount rates and incorporate the Company’s estimate of assumptions that a market participant would make when valuing the instruments.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

23.
Fair value of financial instruments (Continued from previous page)
(b)
Accounting classifications and fair values

The following table shows the carrying amount and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. During the year ended December 31, 2023 and 2022, there have not been any transfers between fair value hierarchy levels except for the transfers indicated in Note 25(c)(i) related to the investment portfolio.

		Carrying amount				Fair value
As at December 31, 2023	Note	FVTPL	Financial asset at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value
Investment portfolio		37,768	—	—	37,768	26,332	—	11,436	37,768
		37,768	—	—	37,768
Financial assets not measured at fair value
Cash and cash equivalent		—	16,133	—	16,133	16,133	—	—	16,133
Restricted cash		—	1,737	—	1,737	1,737	—	—	1,737
Loans receivable – current	4	—	74,121	—	74,121	—	74,121	—	74,121
Loans receivable – non-current	4	—	151	—	151	—	—	151	151
Other receivables		—	11,750	—	11,750	—	11,750	—	11,750
		—	103,892	—	103,892
Financial liabilities measured at fair value
Derivative financial liabilities	13	34	—	—	34	—	34	—	34
		34	—	—	34
Financial liabilities not measured at fair value
Accounts payable, accruals and other		—	—	23,904	23,904	—	23,904	—	23,904
Credit facility	11	—	—	49,405	49,405	—	49,405	—	49,405
Debentures	12	—	—	36,783	36,783	—	34,997	—	34,997
		—	—	110,092	110,092

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

Fair value of financial instruments (Continued from previous page)

(b)
Accounting classifications and fair values (Continued from previous page)

		Carrying amount				Fair value
As at December 31, 2022	Note	FVTPL	Financial asset at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value
Investment portfolio		12,520	—	—	12,520	605	—	11,915	12,520
		12,520	—	—	12,520
Financial assets not measured at fair value
Cash and cash equivalent		—	29,268	—	29,268	29,268	—	—	29,268
Restricted cash		—	1,578	—	1,578	1,578	—	—	1,578
Loans receivable – current	4	—	69,693	—	69,693	—	69,693	—	69,693
Loans receivable – non-current	4	—	221	—	221	—	—	221	221
Other receivables		—	9,719	—	9,719	—	9,719	—	9,719
		—	110,479	—	110,479
Financial liabilities measured at fair value
Derivative financial liabilities	13	419	—	—	419	—	419	—	419
		419	—	—	419
Financial liabilities not measured at fair value
Accounts payable, accruals and other		—	—	20,773	20,773	—	20,773	—	20,773
Credit facility	11	—	—	46,180	46,180	—	46,180	—	46,180
Debentures	12	—	—	38,266	38,266	—	36,067	—	36,067
		—	—	105,219	105,219

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

23.
Fair value of financial instruments (Continued from previous page)
(c)
Measurement of fair values:

(i) Valuation techniques and significant unobservable inputs

The following tables show the valuation techniques used in measuring Level 3 fair values for financial instruments in the consolidated statements of financial position, as well as the significant unobservable inputs used.

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value
Investment portfolio: Equities Unlisted

• Price of recent investments in the investee company

• Implied multiples from recent transactions of the underlying investee companies

• Offers received by investee companies

• Revenue multiples derived from comparable public companies and transactions

• Option pricing model

• Third-party transactions

• Revenue multiples

• Balance sheets and last twelve-month revenues for certain of the investee companies

• Equity volatility

• Time to exit events

• Discount for lack of marketability

• Increases in revenue multiples increases fair value

• Increases in equity volatility can increase or decrease fair value depending on class of shares held in the investee company

• Increases in estimated time to exit event can increase or decrease fair value depending on class of shares held in the investee company

Partnership interest and others	• Adjusted net book value	• Net asset value per unit • Change in market pricing of comparable companies of the underlying investments made by the partnership	• Increases in net asset value per unit or change in market pricing of comparable companies of the underlying investment made by the partnership can increase fair value

Loans receivable non-current	• Discounted cash flows: Considering expected prepayments and using management’s best estimate of average market interest rates with similar remaining terms.	• Expected timing and amount of cash flows • Discount rate	• Changes to the expected amount and timing of cash flow changes fair value • Increases to the discount rate can decrease fair value

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

23.
Fair value of financial instruments (Continued from previous page)

(i) Valuation techniques and significant unobservable inputs (Continued from previous page)

The following table presents the changes in fair value measurements of the Company’s investment portfolio recognized at fair value at December 31, 2023 and December 31, 2022 and classified as Level 3:

	As at
	December 31, 2023	December 31, 2022
Balance, beginning of the period	11,915	16,303
Additions	—	1,837
Disposal	(152)	—
Transfer to Level 1 investments	—	(500)
Unrealized exchange (loss) gain	(201)	547
Realized loss on investment portfolio	(508)	—
Unrealized gain (loss) on investment portfolio	382	(6,272)
Balance, end of the period	11,436	11,915

The fair value of the Company's current loans receivable, other receivables, and accounts payable, accruals and other approximates its carrying values due to the short-term nature of these instruments. The fair value of the Company's credit facility approximates its carrying amount due to its variable interest rate, which approximates a market interest rate. The fair value of the Company's debentures was determined based on a discounted cash flow analysis using observable market interest rates for instruments with similar terms.

(ii) Sensitivity analysis

For the fair value of equity securities, reasonably possible changes at the reporting date to one of the significant unobservable inputs, holding other inputs constant, would have the following effects.

		Profit or loss
		Increase	Decrease
Investment portfolio:
December 31, 2023	Adjusted market multiple (5% movement)	572	(572)

December 31, 2022	Adjusted market multiple (5% movement)	626	(626)

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

23.
Fair value of financial instruments (Continued from previous page)

(iii) Investment portfolio breakdown

The following table presents the breakdown of the Company’s investment portfolio recognized at fair value at December 31, 2023 and December 31, 2022:

	As at
	December 31, 2023	December 31, 2022
WonderFi	25,654	—
Alida Inc.	3,035	2,001
Blue Ant Media Inc.	2,700	2,237
Hootsuite Inc.	2,491	2,467
Gemini	898	569
Cardiac Dimensions Pty Ltd.	828	880
Tetra Trust Company	715	1,300
Others	1,447	3,066
Balance, end of the period	37,768	12,520

24.
Nature and extent of risk arising from financial instruments

Risk management policy

In the normal course of business, the Company is exposed to financial risk that arises from a number of sources. Management’s involvement in operations helps identify risks and variations from expectations. As a part of the overall operation of the Company, Management takes steps to avoid undue concentrations of risk. The Company manages these risks as follows:

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counter‑party to a financial instrument fails to meet its contractual obligations and arises primarily from the Company’s loans receivable. The maximum amount of credit risk exposure is limited to the gross carrying amount of the loans receivable disclosed in these financial statements.

The Company acts as a lender of unsecured consumer loans and lines of credit and has little concentration of credit risk with any particular individual, company or other entity, relating to these services. However, the credit risk relates to the possibility of default of payment on the Company’s loans receivable. The Company performs on‑going credit evaluations, monitors aging of the loan portfolio, monitors payment history of individual loans, and maintains an allowance for loan loss to mitigate this risk.

The credit risk decisions on the Company’s loans receivable are made in accordance with the Company’s credit policies and lending practices, which are overseen by the Company’s senior management. Credit quality of the customer is assessed based on a credit rating scorecard and individual credit limits are defined in accordance with this assessment. The consumer loans receivable is unsecured. The Company develops underwriting models based on the historical performance of groups of customer loans which guide its lending decisions. To the extent that such historical data used to develop its underwriting models is not representative or predictive of current loan book performance, the Company could suffer increased loan losses.

The Company cannot guarantee that delinquency and loss levels will correspond with the historical levels experienced and there is a risk that delinquency and loss rates could increase significantly.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

24.
Nature and extent of risk arising from financial instruments (Continued from previous page)

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due or will not receive sufficient funds from its third-party lenders to advance to the Company’s customers. The Company manages all liquidity risk through maintaining a sufficient working capital amount through daily monitoring of controls, cash balances and operating results. The Company’s principal sources of cash are funds from operations, which the Company believes will be sufficient to cover its normal operating and capital expenditures.

The Company’s accounts payable and accruals are substantially due within 12 months. The maturity schedule of the Company’s credit facility and debentures are described below. Management’s intention is to continue to refinance any outstanding amounts owing under the credit facility and debentures, in each case as they become due and payable. The debentures are subordinated to the credit facility which has the effect of extending the maturity date of the debentures to the later of contractual maturity or the maturity date of credit facility. See Note 11 and 12 for further details.

	2024	2025	2026	2027	2028	Thereafter
Commitments - operational
Lease payments	1,206	1,240	1,255	872	113	526
Accounts payable	6,448	—	—	—	—	—
Accruals and other	17,634	—	—	—	—	—
Other purchase obligations	1,308	812	584	642	221	—
Interest – Credit facility (Note 11)	6,601	3,300	—	—	—	—
Interest – Debentures (Note 12)	3,197	2,252	—	—	—	—
	36,394	7,604	1,839	1,514	334	526
Commitments – principal repayments
Credit facility (Note 11)	—	49,405	—	—	—	—
Debentures (Note 12) (1)	1,924	35,096	—	—	—	—
	1,924	84,501	—	—		—
Total contractual obligations	38,318	92,105	1,839	1,514	334	526

(1) The debenture principal repayments are payable in either cash or Common Shares at Mogo’s option. The number of Common Shares required to settle the principal repayments is variable based on the Company's share price at the repayment date.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

24.
Nature and extent of risk arising from financial instruments (Continued from previous page)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk and commodity risk. Financial instruments that could be affected by market risk include cash, investment portfolio, credit facilities, debentures, derivative financial assets and derivative financial liabilities.

Given the concentration of our investments, a 10% decrease in the market value of WonderFi shares would have an impact of $2.6 million on the statement of loss

Interest rate risk

Changes in market interest rates may have an effect on the cash flows associated with some financial assets and liabilities, known as cash flow risk, and on the fair value of other financial assets or liabilities, known as price risk. The Company is exposed to interest rate risk primarily relating to its credit facility that bear interest fluctuating with the Secured Overnight Financing Rate (“SOFR”). The credit facility does not have a SOFR floor. As at December 31, 2023, SOFR is 5.38% (December 31, 2022 – LIBOR 4.32%). For the year ended December 31, 2023, a 100-basis point change in SOFR would increase or decrease credit facility interest expense by $386 (December 31, 2022 – $515). The debentures have fixed rates of interest and are not subject to variability in cash flows due to interest rate risk.

A fundamental reform of major interest rate benchmarks (the "Reform") was undertaken in 2023. The USD LIBOR ceased to be published in June 2023 for all USD LIBOR tenors. Management has performed an assessment on the impact of the Reform and has determined that the Company only has exposure to the Reform through its credit facility and the nature of the risks are operational and financial. Operational risk includes ensuring proper contractual terms are in place and engagement with the credit facility lender on the progress and impact of their own transition. Financial risk includes the impact on the economics of the financial instruments.

Currency risk

Currency risk is the risk that changes in foreign exchange rates may have an effect on future cash flows associated with financial instruments. The Company is primarily exposed to foreign currency risk on the following financial instruments denominated in U.S. dollars. As at December 31, 2023, a 5% increase or decrease in the U.S. dollar exchange rate would increase or decrease the unrealized exchange gain (loss) by $123 (December 31, 2022 – $314).

	As at
($000 USD)	December 31, 2023	December 31, 2022
Cash	38	3,553
Investment portfolio	5,813	5,958
Derivative financial liabilities	(26)	(310)
Debentures	(3,971)	(4,562)

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

24.
Nature and extent of risk arising from financial instruments (Continued from previous page)

Other price risk

Other market price risk is the risk that the fair value of the financial instrument will fluctuate as a result of changes in market prices (other than those arising from interest rate risks or currency risk), whether caused by factors specific to an individual investment or its issuers or factors affecting all instruments traded in the market. The investment portfolio comprises of non-listed closely held equity instruments which have minimal exposure to market prices. The valuation of the investment portfolio is conducted on a quarterly basis.

25.
Equity
(a)
Share capital

The Company’s authorized share capital is comprised of an unlimited number of Common Shares with no par value and an unlimited number of preferred shares issuable in one or more series. The Board is authorized to determine the rights and privileges and number of shares of each series of preferred shares.

As of August 14, 2023, Mogo completed a share consolidation of the Company's issued and outstanding common shares (the "Share Consolidation") at a consolidation ratio of 3-for-1. All references to common shares, warrants, derivative warrant liabilities, stock options, and RSUs have been retrospectively adjusted to reflect the Share Consolidation.

As at December 31, 2023 there were 24,515,909 (December 31, 2022 – 24,992,513) Common Shares and no preferred shares issued and outstanding.

For the year ended December 31, 2023, the Company repurchased 474,353 Common Shares for cancellation under the share repurchase program at an average price of CAD $2.36 per share, for a total repurchase cost of $1,193.

For the year ended December 31, 2022, the Company repurchased 600,000 Common Shares for cancellation under the share repurchase program at an average price of CAD $2.70 per share, for a total repurchase cost of $1,627.

(b)
Treasury share reserve

The treasury share reserve comprises the cost of the shares held by the Company. As at December 31, 2023, the Company held 190,706 Common Shares in reserve (December 31, 2022 – 101,272).

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

25.
Equity (Continued from previous page)
(c)
Options

The Company has a stock option plan (the “Plan”) that provides for the granting of options to directors, officers, employees and consultants. The exercise price of an option is set at the time that such option is granted under the Plan. The maximum number of Common Shares reserved for issuance under the Plan is the greater of i) 15% of the number of Common Shares issued and outstanding, and ii) 1,266,667. As a result of a business combination with Mogo Finance Technology Inc. completed on June 21, 2019, there were additional options issued, which were granted pursuant to the Company’s prior stock option plan (the “Prior Plan”). As at December 31, 2023, there are 32,333 of these options outstanding that do not contribute towards the maximum number of Common Shares reserved for issuance under the Plan as described above.

Each option entitles the holder to receive one Common Share upon exercise. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither right to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of expiry. Options issued under the Plan have a maximum contractual term of eight years and options issued under the Prior Plan have a maximum contractual term of ten years.

A summary of the status of the stock options and changes in the period is as follows:

	Options outstanding (000s)	Weighted average grant date fair value $	Weighted average exercise price $	Options exercisable (000s)	Weighted average exercise price $
Balance, December 31, 2021	2,975	—	13.92	1,012	11.79
Options issued	1,152	3.18	4.22	—	—
Exercised	(16)	3.65	4.76	—	—
Forfeited	(904)	10.69	10.53	—	—
Balance, December 31, 2022	3,207	—	9.09	1,236	11.22
Options issued	1,362	1.80	2.41	—	—
Forfeited	(1,071)	9.02	9.07	—	—
Balance, December 31, 2023	3,498	—	5.56	1,499	8.18

The above noted options have expiry dates ranging from March 2024 to December 2031.

Options granted during the year ended December 31, 2023 include nil options granted to non-employees (December 31, 2022 – 100,000). These options measured at the fair value of corresponding services received, rather than using the Black-Scholes option pricing model.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

25.
Equity (Continued from previous page)
(c)
Options (Continued from previous page)

The fair value of each option granted was estimated using the Black-Scholes option pricing model with the following assumptions:

Year ended
	December 31, 2023	December 31, 2022
Risk-free interest rate	3.02 - 4.30%	1.73 - 3.40%
Expected life	5 years	5 years
Expected volatility in market price of shares	90 - 91%	87 - 91%
Expected dividend yield	0%	0%
Expected forfeiture rate	0% - 15%	0% - 15%

These options generally vest monthly over a four-year period after an initial one-year cliff.

Total stock-based compensation costs related to options and RSUs for the year ended December 31, 2023 was $2,457 (December 31, 2022 – $8,604).

(d)
RSUs

RSUs are granted to executives and other key employees. The fair value of an RSU at the grant date is equal to the market value of one Common Share. Executives and other key employees are granted a specific number of RSUs for a given performance period based on their position and level of contribution. RSUs vest fully after three years of continuous employment from the date of grant and, in certain cases, if performance objectives are met as determined by the Board. The maximum number of Common Shares which may be made subject to issuance under RSUs awarded under the RSU Plan is 166,667.

As at December 31, 2023, the balance of RSUs outstanding is nil (December 31, 2022 - 667)

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

25.
Equity (Continued from previous page)
(e)
Warrants

	Warrants outstanding (000s)	Weighted average exercise price $	Warrants exercisable (000s)	Weighted average exercise price $
Balance, December 31, 2021	663	13.80	586	15.12
Warrants issued	—	—	—	—
Balance, December 31, 2022	663	13.80	625	14.40
Warrants issued	89	2.79	—	—
Warrants exercised	—	—	—	—
Warrants expired	(394)	6.09	(394)	6.09
Balance, December 31, 2023	358	20.53	280	25.46

The 357,739 warrants outstanding noted above have expiry dates ranging from February 2024 to February 2026, and do not include the stock warrants accounted for as a derivative financial liability discussed in Note 13.

On October 7, 2020, Mogo issued 1,493,131 Debenture Warrants to its debenture holders in connection with the debenture amendments approved on September 30, 2020, at an exercise price of $6.09 per Common Share. On January 3, 2023, 394,655 Debenture Warrants expired unexercised. There were no Debenture Warrants outstanding as at December 31, 2023 (December 31, 2022 – 394,655).

On August 11, 2023, Mogo entered into an extended agreement with Postmedia Network Inc. (“Postmedia”) which is effective January 1, 2023. Under the extended agreement Mogo will receive discounted access to Postmedia’s network. As part of the extended agreement, the companies agreed to: (1) amend the exercise price of the 77,778 outstanding warrants of the Company held by Postmedia to $2.79 per share, each such warrant entitling Postmedia to acquire one Mogo share, and (2) extend the term of these warrants from January 25, 2023 to September 20, 2025. The amendments to the outstanding warrants will be effective as of the date that is ten (10) business days following the date hereof. In addition, Mogo will issue an additional 89,000 warrants, each such new warrant entitling Postmedia to acquire one Mogo share at the same price as the amended warrants for a period of 2 years and 6 months from the date of issuance.

During the year ended December 31, 2021, the Company also issued 190,961 warrants to purchase Common Shares with exercise prices ranging from USD $16.89 to USD $37.89 per warrant in connection with broker services rendered on offerings during the period. As at December 31, 2023, these warrants remain outstanding and exercisable.

Warrants issued to investors are denominated in a currency other than the functional currency of the Company therefore do not meet the definition of an equity instrument and are classified as derivative financial liabilities. Refer to Note 13 for more details.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

26.
Related party transactions

Related party transactions during the year ended December 31, 2023, include transactions with debenture holders that incur interest. The related party debentures balance as at December 31, 2023, totaled $290 (December 31, 2022 – $306). The debentures bear annual coupon interest of 8.0% (December 31, 2022 – 8.0%) with interest expense for the year ended December 31, 2023, totaling $24 (December 31, 2022 – $25). The related parties involved in such transactions include Company shareholders, officers, directors, and management, close members of their families, or entities which are directly or indirectly controlled by close members of their families. The debentures are ongoing contractual obligations that are used to fund the Company's corporate and operational activities.

In the year ended December 31, 2023, the Company incurred $175 of sponsorship expenses (December 31, 2022 – $188) with a company owned by a director of Mogo.

Key management personnel

Key management personnel (“KMP”) are those persons having authority and responsibility for planning, directing, and controlling the activities of the entity, directly or indirectly. KMP consist of directors and executive officers of the Company.

During the year ended December 31, 2023, KMP were granted 832,999 stock options with a fair value of $1,481 at the grant date (December 31, 2022 – 806,494 stock options with a fair value of $2,553 at the grant date).

Aggregate compensation of KMP recorded as expenses in the consolidated statement of operations and comprehensive income (loss) during the year consisted of:

	Year ended
	December 31, 2023	December 31, 2022
Salary and short – term benefits	1,940	2,192
Stock-based compensation	1,278	3,129
Termination benefits	163	1,224
	3,381	6,545

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2023 and 2022

27.
Cash flow changes from financing activities

Details of changes in financing activities for the year ended December 31, 2023 are as follows:

			Non-cash changes
	January 1, 2023	Cash flows	Conversion/ Other	Foreign exchange	Fair Value/ Amortization	December 31, 2023
Share capital	391,243	(1,193)	(244)	—	—	389,806
Lease liability	3,280	(571)	—	—	—	2,709
Credit facility	46,180	3,225	—	—	—	49,405
Debentures	38,266	(2,393)	(84)	18	976	36,783
Total	478,969	(932)	(328)	18	976	478,703

Details of changes in financing activities for the year ended December 31, 2022 are as follows:

			Non-cash changes
	January 1, 2022	Cash flows	Conversion/ Other	Foreign exchange	Fair Value/ Amortization	December 31, 2022
Share capital	392,628	(1,558)	173	—	—	391,243
Lease liability	3,948	(668)	—	—	—	3,280
Credit facility	44,983	1,197	—	—	—	46,180
Debentures	39,794	(2,050)	—	429	93	38,266
Total	481,353	(3,079)	173	429	93	478,969

Details of changes in financing activities for the year ended December 31, 2021 are as follows:

			Non-cash changes
	January 1, 2021	Cash flows	Conversion/ Other	Foreign exchange	Fair Value/ Amortization	December 31, 2021
Share capital	106,730	121,238	164,660	—	—	392,628
Lease liability	4,336	(660)	272	—	—	3,948
Credit facility	37,644	7,339	—	—	—	44,983
Debentures	40,658	(2,053)	(49)	(14)	1,252	39,794
Convertible debentures	8,751	—	(8,751)	—	—	—
Total	198,119	125,864	156,132	(14)	1,252	481,353